Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-121584) pertaining to the sanofi-aventis Puerto Rico Savings Plan of our report dated June 28, 2010, with respect to the financial statements and schedule of the sanofi-aventis Puerto Rico Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2009.

Metropark, New Jersey

June 28, 2010